EXHIBIT 10(cc)

HUMANA INC.

1996 STOCK INCENTIVE PLAN FOR EMPLOYEES

RESTRICTED STOCK AGREEMENT

AND AGREEMENT NOT TO COMPETE OR SOLICIT

THIS RESTRICTED STOCK AGREEMENT AND AGREEMENT NOT TO COMPETE OR SOLICIT (“Agreement”) is made and entered into as of the [Date] by and between Humana Inc., a Delaware corporation, and its subsidiaries and affiliates, (hereinafter collectively referred to as the “Company”), and [Name] (“Grantee”).

WHEREAS, the Humana Inc. 1996 Stock Incentive Plan for Employees (“Plan”) was approved by the Board of Directors pursuant to which the Company is authorized to issue shares of restricted stock to employees of the Company; and

WHEREAS, the Company desires to award to Grantee an award of shares of restricted common stock, par value $.16 2/3 per share, of Humana Inc. (“Shares”); and

WHEREAS, the parties desire to enter into this Agreement with respect to the terms and conditions of the award of restricted stock by the Company to Grantee and the other agreements described herein.

NOW, THEREFORE, in consideration of the award of the restricted stock to Grantee, the premises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

I.	RESTRICTED STOCK GRANT

A. Purchase and Sale of Common Stock. Subject to the terms and conditions hereinafter set forth, and in accordance with the provisions of the Plan, the Company hereby grants to Grantee, and Grantee hereby accepts from the Company, [Number of Shares Awarded] Shares. The purchase price, if any, for the Shares shall be determined by the Committee, but shall not be less than par value of $.16 2/3 per share, except in the case of treasury shares for which no payment is required.

B. Restrictions on Non-Vested Shares. Until such time as the Shares purchased hereunder have become vested in accordance with Section I.C. (Shares which are not vested are referred to herein as “Restricted Stock”), such Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated. In addition, such Restricted Stock shall be subject to forfeiture in accordance with the provisions of Section I.D. Except for the restrictions provided for in this Section I.B., Grantee shall have all of the rights of a stockholder with respect to Restricted Stock including, but not limited to, the right to vote and receive dividends, or other distributions paid or made with respect to the Shares of Restricted Stock (other than dividends paid in Shares, which stock dividends shall be subject to the same restrictions as apply to the Restricted Stock with respect to which they were received).

C. Vesting of Shares.

1. None of the Restricted Stock shall vest until [Vesting Date], the [designated anniversary date] anniversary of the date hereof, at which time it shall vest in full.

2. Notwithstanding the foregoing, upon (i) the death or Disability of Grantee, or (ii) a Change in Control, all restrictions shall lapse and all Shares of Restricted Stock shall thereafter be immediately transferable and nonforfeitable.

3. Upon the Shares of Restricted Stock becoming vested, such Shares shall be free of all restrictions provided for in this Section I.

D. Forfeiture. Upon the termination of Grantee’s employment with the Company prior to the time the Shares of Restricted Stock have vested pursuant to Section I.C., the Shares of Restricted Stock shall thereupon be forfeited immediately by Grantee.

E. Retention of Stock Certificate. Notwithstanding that Grantee has been awarded the Shares of Restricted Stock on the date hereof, the Company has caused all Restricted Stock to be issued under a Certificate representing the Shares of Restricted Stock prior to vesting, the Certificate shall bear the following legend:

“The shares represented by this certificate have been issued pursuant to the terms of the Humana Inc. 1996 Stock Incentive Plan and may not be sold, assigned, transferred, discounted, exchanged, pledged or otherwise encumbered or disposed of in any manner except as set forth in the terms of the agreement embodying the award of such shares dated [Date of Award].”

Upon the vesting of any Shares of Restricted Stock, Grantee shall have the right to receive a certificate evidencing such vested stock and shall have the right to have the legend provided for above removed from the Certificate representing such vested Shares.

F. Taxes. Federal, state and local income taxes and other amounts as may be required by law to be collected by the Company in connection with the grant or vesting of an Award shall be paid by Grantee prior to the issuance of a Certificate representing the shares.

G. Execution. If Grantee shall fail to execute this Agreement and return the original to the Secretary of the Company, the Award shall be null and void.

II.	AGREEMENT NOT TO COMPETE AND AGREEMENT NOT TO SOLICIT

A. Agreement Not To Compete. Grantee hereby covenants and agrees that for a period commencing on the date hereof and ending twelve (12) months after the effective date of Grantee’s termination of employment with the Company, Grantee, directly or indirectly, personally, or as an employee, officer, director, partner, member, owner, shareholder, investor or principal of, or consultant or independent contractor with, another entity, shall not:

Participate in any business which competes with the Company, including, without limitation, health maintenance organizations, insurance companies or prepaid health plan businesses, in which the Company has been actively engaged during any part of the two (2) year period immediately preceding the Grantee’s employment termination date (“Company Business”), in any of the markets in which the Company is then currently doing business.

B. Agreement Not To Solicit. Grantee hereby covenants and agrees that for a period commencing on the date hereof and ending twelve (12) months after the effective date of Grantee’s termination of employment with the Company, Grantee, directly or indirectly, personally, or as an employee, officer, director, partner, member, owner, shareholder, investor or principal of, or consultant or independent contractor with, another entity, shall not:

1. Interfere with the relationship of the Company and any of its employees, agents, representatives, consultants or advisors.

2. Divert, or attempt to cause the diversion from the Company, any Company Business, nor interfere with relationships of the Company with its policyholders, agents, brokers, dealers, distributors, marketers, sources of supply or customers.

3. Solicit, recruit or otherwise induce or influence any employee of the Company to accept employment in any business which competes with the Company Business, in any of the markets in which the Company is then currently doing business.

C. Effect of Termination of Employment.

1. In the event Grantee voluntarily resigns or is discharged by Company with Cause at any time prior to the vesting of the Restricted Stock, the prohibitions on Grantee set forth herein shall remain in full force and effect. For the purposes of this Section II.C., “Cause” shall have the same meaning as in the Company’s 1996 Stock Incentive Plan For Employees.

2. In the event Grantee is discharged by Company other than with Cause prior to the vesting herein of the Restricted Stock, the prohibitions set forth in Section II.A. shall remain in full force and effect only if the Company, solely at its option, pays to Grantee an amount at least equal to Grantee’s then current annual base salary, whether such amount is paid pursuant to this provision or pursuant to any other severance or separation plan or other plan or agreement between Grantee and Company.

3. In the event Grantee is discharged by Company other then with Cause prior to vesting herein of the Restricted Stock, the prohibitions set forth in Section II.B. above shall remain in full force and effect.

4. After the vesting of the Restricted Stock, the prohibitions on Grantee set forth herein shall remain in full force and effect, except as otherwise provided in Section II.D.

D. Effect Of Change In Control.

1. In the event of a Change in Control, the prohibitions on Grantee set forth in Section II.A. shall remain in full force and effect only if the acquirer or successor to the Company following the Change in Control shall, solely at its option, pay, within thirty (30) days following Grantee’s employment termination date with the Company or its successor, to the Grantee an amount at least equal to Grantee’s then current annual base salary, plus Grantee’s maximum potential bonus pursuant to any bonus plan in which Grantee participated as of the date of the Change in Control. Such sums shall be in addition to any other amounts paid or payable to Grantee with respect to other change in control agreements.

2. In the event of a Change in Control, the prohibitions on Grantee set forth in Section II.B. shall remain in full force and effect.

E. Governing Law. Notwithstanding any other provision herein to the contrary, the provisions of this Section II of the Agreement, shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky without regard to its conflicts or choice of laws rules or principles that might otherwise refer construction or interpretation of this Section II to the substantive law of another jurisdiction.

III.	MISCELLANEOUS PROVISIONS

A. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective executors, administrators, heirs, successors and assigns. All obligations imposed upon Grantee and all rights granted to Grantee and to Company shall be binding upon Grantee’s heirs and legal representatives.

B. Adjustment for Change in Capitalization. It is the intent of the parties to this Agreement that the benefits of any appreciation of the underlying Restricted Stock shall be preserved in any event, including but not limited to a reclassification, recapitalization, merger, consolidation, reorganization, stock dividend, stock split or any other Change in Capitalization or other transaction as more fully described in Sections 7 or 8 of the Plan.

C. Amendment. This Agreement may only be amended by a writing executed by each of the parties hereto.

D. Governing Law. Except as to matters of federal law and as otherwise provided herein, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules. This Agreement shall also be governed by, and construed in accordance with, the terms of the Plan.

E. Defined Terms. Terms used herein and not otherwise defined herein or are defined with reference to other documents, shall have the same meaning as in the Plan.

F. No Employment Agreement. Nothing herein confers on the Grantee any rights with respect to the continuance of employment or other service with the Company, nor will it interfere with any right the Company would otherwise have to terminate or modify the terms of Grantee’s employment or other service at any time.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:		“Company” HUMANA INC.

BY:	/s/	BY:	/s/
	Secretary		Senior Vice President & General Counsel

“Grantee”

/s/
Grantee Name

4